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Exhibit 10.18

        GLOBAL IP NETWORK SERVICE AGREEMENT TERMS AND CONDITIONS

BETWEEN

NTT EUROPE LTD

-AND-

VISTULA LIMITED

        THIS GLOBAL IP NETWORK SERVICE AGREEMENT is entered into on the 10th day of February 2004 (the "Commencement Date")

BY AND BETWEEN

1.
NTT EUROPE LTD., whose registered office is at 3rd Floor, Devon House, 58-60 St. Katharine's Way, London E1W 1LB,UK (Registration No. 2307625), hereinafter referred to as "NTTE", and

2.
Vistula Limited, whose registered office is 4th Flr, 40 Portman Sq., London, W1H 6LT (Registration No.                         ), hereinafter referred to as the "Customer";

individually referred to as a "Party" and collectively as "the Parties".

        The purpose of this Global IP Network Service Agreement is to provide a global set of terms whereby NTTE will provide various Services to the customer who shall license such Services to its customers. The Parties agree to provide the services on the terms and conditions set forth in this Global IP Network Service Agreement and Appendices listed below and by the Parties entering into the appropriate order form for the services.

        The Parties have shown their acceptance to the terms of this Global IP Network Service Agreement by signing at the end of this Agreement.

        IT IS HEREBY AGREED as follows:

1.     DEFINITIONS AND INTERPRETATION

1.1
In this Agreement, a reference to:

  "Access Codes" means any access codes, user codes or passwords that may be allocated by NTTE to the Customer in order to allow the Customer or any End Users access to the Services;

  "Agreement" means these terns and conditions, the Order Form and the Service Level Agreement;

  "Associated Company" means, in relation to either Party, the ultimate parent company of the parties and any company, which is from time to time a subsidiary of such holding company (as such terms are defined by Section 736 of the Companies Act 1985 as amended);

  "Commencement Date" means the date of signature of this Agreement as set out at the top of this page:

  "Customer" means the Customer details of which are set out on the Order Form;

  "End Users" mean any person whom the Customer permits to use the Equipment or Services;

  "Equipment" means any apparatus, equipment, hardware, material or other items (including parts and components) to be supplied by NTTE to enable NTTE to supply the Services pursuant to this Agreement.

  "Fees" means the payments due in respect of the supply of the Equipment and Services as set out in the Order Form or, if none, NTTE's then applicable tariffs;

  "Initial Term" means the initial term of this Agreement determined pursuant to Clause 12.1;

  "Intellectual Property Rights" means any intellectual property rights anywhere in the world whether registrable or not including, without limitation, patent, trade marks, service marks, designs, copyright and related rights, know-how as well as applications for such rights;

  "Location" means the location(s) at which or to which the Equipment and Services will be supplied as specified on the Order Form:

  "Network" means the telecommunications network which is the links or circuits between and including International POPs in different countries forming AS 2914, and over which the Services are provided and to which the Equipment is connected;

  "Order Form" means the order form attached to this Agreement and any subsequent order forms in relation to the supply of Equipment and Services by NTTE which the parties agree shall be subject to this Agreement;

  "Proposed Commencement Date" means the commencement date for the provision of Equipment and/or Services as set out on the Order Form:

  "RPI" means the Government Index of Retail Prices (all items) published by the Office for National Statistics on behalf of H.M. Government or any successor to such Index from time to time;

  "Service Level Agreement" means the agreed service levels to be performed by NTTE which can be found on the NTTE website http://www.ntteurope.com as amended from time to time by NTTE effective upon posting of the revised Service Level Agreement on the aforementioned NTTE website;

  "Services" means the Services to be supplied by NTTE to the Customer as may be more specifically detailed on the Order Form;

  "Software" means the NTTE Software and the Third Party Software;

  "Telecommunications Supplier" means the supplier or suppliers to NTTE of leased line capacity and other equipment or services required by it in relation to the supply of the Equipment and Services; and

1.2
A person includes a reference to a body corporate, association or partnership and includes a reference to that person's legal personal representatives, successors and lawful assigns.

1.3
A Clause or Schedule, unless the context otherwise requires, is a reference to a clause or schedule to this Agreement.

1.4
Unless otherwise agreed by the parties to the contrary, in the event of any conflict between this Agreement and Schedules, an Order Form and any schedules to any Order Form, the conflict will be resolved in the following order of precedence:

1.4.1
the Order Form and its Schedules; and

1.4.2
Agreement and its Schedules, Service Level Agreement.

2.     TERMS OF BUSINESS

2.1
Any changes to the Equipment or Services or additional equipment or services other than those set out in the Order Form may be requested by the Customer from time to time. Where such requested services are not set out in the Order Form the Customer will be required to sign the agreements specific to those services. NTTE shall be under no obligation to make any changes to the Equipment or Services or to supply any such additional equipment and services unless and until agreed by the parties in writing.

2.2
NTTE may from time to time issue quotations to the Customer. Unless otherwise indicated by NTTE in writing, such quotations are for the Customer's information only and are not binding on NTTE until formalised pursuant to the terms of this Agreement. Until such formalisation, NTTE may revise or withdraw any quotation.

2.3
NTTE's acceptance of the Customer's order (including telephone orders) shall be effective only where such acceptance is in writing and signed by an authorised representative of NTTE.

3.     THE SERVICES AND THE EQUIPMENT

3.1
Subject to the payment of the Fees by the Customer and compliance with all applicable law and regulations (including but not limited to compliance with any applicable licences, permissions and consents) NTTE shall, on the terms of this Agreement shall provide the Services to the Customer.

3.2
The Customer warrants that the Customer is the current occupier of the Location.

3.3
The Customer shall procure all permissions, licences, registrations and approvals necessary for, or considered desirable by, NTTE to supply, install, connect and, where applicable, maintain the Equipment at the Location.

3.4
The Customer shall, at the Customer's expense, prepare the Location for the installation of the Equipment and provide NTTE, its employees, agents and contractors with such assistance, Information, facilities and access in relation to the Location and the Customers telecommunications and computer equipment and systems as NTTE may reasonably require in order to supply, connect, install and, where applicable, maintain the Equipment and Services. NTTE shall comply and endeavour to procure that its employees, agents and contractors comply with all applicable health and safety at work legislation, regulations and codes of practice notified to it by the Customer.

3.5
Subject to the Customer complying with its obligations pursuant to this Clause 3, NTTE shall use its reasonable endeavours to ensure that the Equipment and Services are ready for use at the Location by the Customer on the Proposed Commencement Date.

3.6
Following installation of the Equipment at the Location, NTTE shall, where requested by the Customer, test the Equipment and Services in accordance with its standard acceptance tests in the presence of representatives of the Customer (unless such representatives are unable to attend, having had reasonable notice of the date and time of the acceptance tests, in which case the Customer shall be deemed to have waived the entitlement to attend). If any Equipment or Services fail to pass any of the acceptance tests, NTTE shall endeavour to make all necessary repairs or replacements following which the relevant acceptance tests shall be repeated. Following satisfaction of the acceptance tests, the Customer shall sign an acceptance notice (which shall be deemed to have been signed if not received by NTTE within fourteen days of satisfaction of the acceptance tests or delivery of the relevant Equipment if no acceptance tests are carried out).

4.     AMENDMENTS TO THE EQUIPMENT AND SERVICES

4.1
If the Customer purports to cancel any order for Equipment or Services prior to any payment of Fees and NTTE accepts such cancellation, NTTE may recover a sum equal to all losses and expenses incurred by NTTE in connection with such cancellation including, without limitation, the cost of all materials and labour used and loss of profit.

4.2
NTTE reserves the right to modify, add to, replace or discontinue any or all of the Equipment, facilities, Services or the Network at its sole discretion, on reasonable notice, (except in unavoidable circumstances where notice may not be possible), provided that such modification, addition, replacement or discontinuation does not materially detract from the overall level of performance of the Equipment and Services.

4.3
Where any modification, addition, replacement or discontinuance of the Equipment, Services or Network pursuant to Clause 4.2 will result in a material increase of the cost to the Customer of the use of the Equipment and Services other than as otherwise provided for in this Agreement and if the Customer does not consent to the increase, the customer shall be entitled to terminate this Agreement on reasonable notice effective on the earlier of three months after receipt by NTTE of the Customer's notice of termination or the date the material increase becomes effective.

4.4
NTTE may from time to time shut down or restrict access to the whole or any part of the Network, the Equipment or the Services where necessary for routine repair or maintenance work. NTTE shall use its reasonable endeavours to give as much notice as is reasonable in the circumstances and shall endeavour to carry out such works at times agreed with the Customer.

4.5
NTTE may without notice to the Customer shut down or restrict access to the whole or any part of the Network, the Equipment or the Services where necessary for emergency repair, to prevent overload of the Network, or to preserve the safety, security or integrity of the Network, the Services or any traffic conveyed over the Network. NTTE shall at its sole discretion decide when such action is necessary.

5.     USE OF EQUIPMENT AND SERVICES

5.1
The Customer is responsible for all use of, and all sums payable as a result of the use of, the Equipment and Services and for providing and maintaining all equipment necessary in addition to the Equipment for connecting to, accessing and using the Services. The Customer is responsible for all telecommunications charges relating to access to and use of the Services (including leased line charges) other then as set out in the Order Form.

5.2
The Customer shall at all times adhere to the NTTE Acceptable Use Policy (the "AUP") which can be found on the NTTE website http://www.ntteurope.com as amended from time to time by NTTE effective upon posting of the revised policy on the aforementioned NTTE website. Notwithstanding anything to the contrary contained herein, NTTE may immediately take corrective action, including suspension, interruption or disconnection of any and all Services, or terminate this Agreement to the event of it becoming aware of any violation or possible violation by Customer of the AUP. In the event NTTE takes corrective action due to a violation of the AUP, the Customer shall forfeit any rights to, and NTTE shall not be required to refund to the Customer, any fees or other amounts paid in advance of such corrective action. Except to the extent required by applicable law, NTTE shall not be liable for any loss or damages caused by its suspension, interruption or disconnection of any and all Services in accordance with this clause.

5.3
In using the Services, the Customer shall, and shall ensure that all End Users shall:

5.3.1
comply with any reasonable operating instructions notified by NTTE to the Customer from time to time and all relevant policies on acceptable use, including the AUP;

5.3.2
comply with all applicable laws and regulations (including, without limitation, laws and regulations governing obscenity, pornography, offensive material, contempt of court, Parliamentary Privilege and the provision of financial services);

5.3.3
not infringe the rights of any third party (including, without limitation, by defamation or by infringement of Intellectual Property Rights); and

  5.3.4
  not transmit, store, facilitate the transmission or storage of, or knowingly receive, computer viruses or other material, which may interrupt or damage the Equipment or Services or render the Equipment or Services less functional or less effective.

5.4
The Customer shall forthwith notify NTTE if it becomes aware of any breach of Clause 5.3.

5.5
If the Customer transmits any information, software or any other material via the Services (including but not limited to on NTTE's servers), the Customer shall grant NTTE the right, at NTTE's discretion, to delete, edit, copy, publish, distribute, and translate such information, software or other material where reasonably necessary for the operation of the Services or the Network or to ensure compliance with the terms of this Agreement. Customer shall procure the grant of a similar right from all End Users to NTTE. Subject to the grant of such rights, the Customer or End User placing information, software or other material on NTTE's servers retains any rights the Customer or End User may have in such information, software or other material. NTTE is acting only as a provider of Services and Equipment offered under this Agreement that was manufactured by a third party.

5.6
NTTE shall not be responsible for any changes in Services outside its control that cause the Customer's Equipment to become obsolete, require modification or alteration, or otherwise affect the performance of the Services. However, if practicable (without an obligation to expend funds or incur additional costs), NTTE will assist Customer in resolving any such Equipment problems over which NTTE may have control.

6.     IP ADDRESS OWNERSHIP

6.1
NTTE shall maintain and control ownership of all IP numbers and addresses that may be assigned to the Customer by NTTE and NTTE reserves, in its sole discretion, the right to change or remove any and all such IP numbers and addresses. NTTE is required by RIPE (Reseaux IP Europeens) to document on RIPE's rwhoise database which entity is using the IP space. If the Customer is assigned PA address space, the Customer consents to NTTE's inclusion of Customer's technical contact name, company name if a business, postal address, e-mail address, and telephone number in the RIPE rwhois database. The Assignment of this address space remains valid provided that:

6.1.1
the criteria of the original assignment are met; and

6.1.2
the service agreement between NTTE and the Customer is still ongoing.

7.     FEES AND OTHER CHARGES

7.1
In consideration of the supply of the Equipment and Services, the Customer shall pay the Fees (subject to any contrary provisions set out in this Agreement). NTTE reserves the right to increase the Fees on notice to the Customer to take effect on the anniversary of the Commencement Date or any time thereafter provided that the Customer shall have the right to terminate this Agreement on written notice to NTTE if it does not approve any increase in excess of the percentage increase in RPI over the period since the last increase in the Fees. Any notice of termination pursuant to this Clause 7.1 must be given within one month of receipt by the Customer of any notice of increased fees and is effective on the earlier of three months following receipt by NTTE and the date on which the increase is due to take effect.

7.2
Unless otherwise provided in the Order Form:

7.2.1
installation charges are payable on signature of this Agreement or on subsequent invoice at the option of NTTE;

7.2.2
line and Equipment rental charges and other charges which can be calculated in advance shall be payable annually in advance; and

  7.2.3
  usage charges and fees for the provision of Services assessed on a time and materials basis shall be payable monthly in arrears.

7.3
The Fees do not include Value Added Tax or any other tax or duty, which shall be paid by the Customer in the amount prescribed by law.

7.4
Unless agreed otherwise by NTTE in writing, the Fees exclude the following, which shall be paid by the Customer to NTTE:

7.4.1
any additional costs which are incurred by NTTE as a result of the failure or delay of any third party in supplying any Equipment or Services or any part thereof to NTTE;

7.4.2
any increase in the cost to NTTE of complying with this Agreement which is due to any factor beyond the reasonable control of NTTE (including, without limitation, any foreign exchange fluctuation, currency regulation, imposition or alteration of any taxes or duties, increase in the costs of labour, materials or other costs of manufacture) or

7.4.3
Any additional costs incurred in the event that installation of the Equipment or provision of the Services is rendered more expensive as a result of the presence of asbestos or other harmful substances at the Location.

8.     TERMS OF PAYMENT

8.1
Invoices are due and payable within 30 calendar days of receipt. All payments shall be made in the currency stipulated on the invoice. Payment shall be made by cheque, bank transfer or BACS transfer.

8.2
The Fees set forth in the Order Form are guaranteed during the Initial Term of this Agreement. If the Customer continues to receive the Services after the Initial Term without agreeing any new Fees to be charged, the Fees charged after the Initial Term shall be at the then applicable standard NTTE rates for such services, without discount, determined month to month.

8.3
Time of payment is of the essence. NTTE reserves the right to suspend the provision of Equipment and Services to the Customer where any amounts are overdue under any contract between NTTE and the Customer until all such amounts have been paid. Receipts for payment will be issued only upon request. Payment of sums due to NTTE shall be made without set off, deduction or counterclaim, by cheque or such other reasonable method as may be notified by NTTE to the Customer. Any extension of credit allowed to the Customer may be changed or withdrawn at any time.

8.4
If any Fees are not paid by the Customer when due, NTTE reserves the right to charge interest at 4% per annum above the base rate of NatWest Bank Pic on any and all unpaid sums, until payment in full (including any interest due) is received by NTTE, whether before or after judgment. Interest shall accrue day to day.

9.     LIABILITY

9.1
NTTE shall provide the Equipment and Services with reasonable care and skill.

9.2
However, the Customer acknowledges that

9.2.1
NTTE does not warrant that the Equipment or Services will be suitable for the Customer's requirements, nor that the Equipment or Services will operate in the particular circumstances in which they are used by the Customer, nor that the provision of Services will be uninterrupted or free from error; and

  9.2.2
  NTTE specifically excludes any warranty or condition as to the quality, content or accuracy of third party services or information available or received through or as a result of the use of the Services (other than services or information controlled by NTTE).

9.3
In the event that any Services are not available to the Customer as a result of the act or omission of NTTE, NTTE shall compensate the Customer according to the Service Level Agreement by way of rebate against subsequent Fees payable. This Clause 9.3 states the entire liability of NTTE for unavailability of the Services.

9.4
NTTE is unable to exercise control over the Internet and third party on-line services or the information available via the Internet and such on-line services. NTTE therefore excludes all liability of any kind arising out of the Customer's use of the Internet or such on-line services (including as a result of the downloading of computer virus, illegal information or information accessed in breach of any third party's Intellectual Property Rights).

9.5
NTTE shall be under no liability in respect of any defect in the Equipment or the Services arising from any drawing, design or specification supplied by the Customer.

9.6
Nothing in this Agreement will operate to exclude or restrict either party's liability for:

9.6.1
death or personal injury resulting from negligence;

9.6.2
breach of the obligations arising from section 12 of the Sale of Goods Act 1979;

9.6.3
fraud or misrepresentation;

9.6.4
breach of the obligations arising under section 2 of the Supply of Goods and Services Act 1982;

9.6.5
breach of the obligations arising under Part 1 of the Consumer Protection Act 1987; and/or

9.6.6
any liability under Clause 10.

9.7
Subject to Clauses 9.6 and 10, the parties agree that NTTE shall exclude its liability in contract, tort (including, without limitation, negligence misrepresentation or breach of statutory duty), or otherwise arising out of or in relation to this Agreement, the Equipment or the Services in respect of any:

9.7.1
loss of profits;

9.7.2
loss of sales or turnover;

9.7.3
loss of or damage to reputation;

9.7.4
loss of contracts;

9.7.5
loss of customers;

9.7.6
loss of, or loss of use of, any software and data;

9.7.7
loss of use of any computer or other equipment or plant;

9.7.8
wasted management or other staff time;

9.7.9
losses or liabilities under or in relation to any other contract;

9.7.10
indirect loss or damage;

9.7.11
consequential loss or damage; or

9.7.12
special loss or damage;

  and for the purposes of this clause the term "loss" includes a partial loss or reduction in value as well as a complete or total loss.

9.8
Subject to Clauses 9.6, 9.7 and 10, in no event will NTTE's liability for any damages, losses and causes of actions whether in contract or tort (including negligence or otherwise) exceed the actual amount paid by Customer for the Service which gave rise to such damages, losses and causes of actions during the 12-month period prior to the date the damage or loss occurred or the cause of action arose.

10.   CUSTOMER INDEMNITY

10.1
The Customer shall indemnify, save harmless and defend NTTE and its Associated Companies and all directors, officers, employees, and agents of NTTE (collectively "indemnified parties") from and against any and all claims, damages, losses, liabilities, suits, actions, demands, proceedings (whether legal or administrative) and expenses (including legal expenses) arising out of or relating to any use of the Services by the Customer, including any violation of the AUP, save where any of the same are directly and solely attributable to the willful misconduct of the indemnified parties. Such claims shall include, but shall not be limited to, claims based upon trade mark, service mark, trade name, copyright and patent infringement, trade mark dilution, tortious interference with contract or prospective business relations, unfair competition, defamation or injury to reputation, fraud, misrepresentation or breach of warranty or statutory duty or other injures or damage to business.

10.2
The Customer shall indemnify NTTE against each loss, liability and cost which NTTE incurs as a result of the carrying out any work required to be done on or to the Equipment or in relation to the Services in accordance with the requirements or specifications of the Customer involving any infringement or alleged infringement of any Intellectual Property Rights of any third party.

11.   DISCLAIMER OF WARRANTY

11.1
The Customer acknowledges and agrees that NTTE exercises no control over, and accepts no responsibility for, the content of the Information passing through NTTE's Network.

11.2
To the extent permitted by applicable law, neither NTTE, its employees, Associated Companies, agents, suppliers, third-party information providers, third party information providers, merchants, licensors nor the like make any warranties of any land, either expressed or implied, including, but not limited to, warranties of satisfactory quality or fitness for a particular purpose, or noninfringement for the Services or any Equipment NTTE provides.

11.3
Neither NTTE, its employees, Associated Companies, agents, third-party information third-party information providers, merchants, licensors or the like, warrant that the Services will be uninterrupted or error free, nor do any of them make any warranty as to the results that may be obtained from the use of the Services or as to the accuracy, reliability or content of any information services or merchandise contained in or provided through the Services. NTTE shall not be liable for the content or loss of any data transferred either to or from customer or stored by customer or any of customer's users, subscribers or customers via the Service(s) provided by NTTE.

12.   DURATION, SUSPENSION AND TERMINATION

12.1
This Agreement shall be for the term specified by Customer on the Order Form as applicable (the "Initial Term"). This Agreement will automatically continue at the end of the Initial Term, unless either party provides written notice to the other of its intention not to renew this Agreement at least thirty (30) days prior to the end of the then current term. Should the Term continue after the

  Initial Term, the Term will continue until thirty (30) days notice is given by either party to the other Party. The Initial Term and any continuation thereof is referred to herein as the "Term" of this Agreement.

12.2
In addition to other termination rights set forth herein, NTTE may terminate this Agreement without cause at any time during the Initial Term upon ninety (90) days' written notice to Customer and will, on any such termination, refund any Fees for Services which Customer has paid for in advance and not received prior to termination. Customer shall not be entitled to any refund of any fees or other amounts paid under this Agreement under any other circumstances.

12.3
If NTTE orders or purchases Equipment (including but not limited to circuit and router equipment) on behalf of the Customer prior to either expiry or termination of this Agreement or any notification relating thereto, the Customer shall, in the event of an early termination of this Agreement by either party for reasons other than NTTE's convenience, be responsible for reimbursing NTTE for all payments made by NTTE in connection with the purchase of such Equipment and shall immediately assume responsibility for any outstanding payments for such Equipment, until paid in full. The foregoing obligation shall survive any expiry or termination of this Agreement.

12.4
NTTE shall not be liable for any loss or damage whatsoever caused by its suspension or termination of this Agreement, including without limitation, any termination pursuant to Clauses 10, 12 and 14. Subject to the foregoing, any termination of this Agreement by NTTE or the Customer shall not deprive either party of its rights or relieve either party of its obligations, in each case, as accrued prior to the date of termination, including, without limitation, the Customer's obligation to pay for Services rendered prior to the date of termination. NTTE shall not be liable for unauthorized termination of the Customer's account, whether by the Customer or the Customers directors, officers, employees or agents or any party purporting to act on behalf of the Customer or such persons.

12.5
NTTE may terminate this Agreement at any time forthwith on written notice to the Customer in the event that

12.5.1
the Customer is in breach of any of its obligations under this Agreement which is not remediable or, if remediable, which it has failed to remedy within thirty (30) calendar days' written notice requiring it to do so;

12.5.2
the Customer ceases to do business, becomes unable to pay its debts as they fall due, becomes or is deemed insolvent, has a receiver, manager, administrator, administrative receiver or similar officer appointed in respect of the whole or any part of its assets or business, makes any composition or arrangement with its creditors, takes or suffers any similar action in consequence of debt or an order or resolution is made for its dissolution or liquidation (other than for the purpose of bona fide solvent amalgamation or reconstruction), or any equivalent or similar action or proceeding is taken or suffered in any jurisdiction; or

12.5.3
NTTE or the Customer does not hold the necessary licences or authorisations required by law or regulation to provide or use the Services or Equipment.

12.6
Without prejudice to Clause 12.2, NTTE may, in its sole discretion, suspend the Services in the event that:

12.6.1
NTTE is entitled to terminate this Agreement pursuant to Clause 12;

12.6.2
NTTE needs to carry out any maintenance, repairs or improvements to any part of Equipment, or the Network, or

  12.6.3
  NTTE is required to do so in compliance with any applicable law, regulation, order, licence, instruction or request of government or any regulatory body, administrative authority or emergency service.

12.7
As a result of a breach of this Agreement NTTE shall be under no obligation to restore the Services, but if it does restore the Services it shall be entitled to charge the Customer a reasonable reconnection fee.

12.8
Upon termination of this Agreement for any reason, the Customer shall:

12.8.1
immediately cease all use of the Equipment, Services and Access Codes;

12.8.2
permit NTTE to come onto the Customers premises at any time in order to remove all the Equipment. All Equipment returned must be in good condition and in the same state as it was supplied, subject to fair wear and tear.

12.9
NTTE shall not be liable to return any Fees or portion thereof to the Customer in the event of termination of this Agreement for whatever reason.

12.10
Any termination shall be without prejudice to the accrued rights and liabilities of the parties.

12.11
Any provisions of this Agreement which either are expressed to survive its expiry or termination or from their nature or context it is contemplated that they are to survive, shall remain in full force and effect notwithstanding such expiry or termination.

13.   ASSIGNMENT

13.1
The Customer shall not assign, sub-license, mortgage, charge, encumber or otherwise dispose of or transfer this Agreement or any of its rights or obligations under this Agreement without the prior written Consent of NTTE. NTTE may assign this Agreement to an Associated Company of NTTE. NTTE may sub-contract, but shall remain liable for, the performance of its obligations under this Agreement.

14.   FORCE MAJEURE

14.1
If a party (the "Affected Party") is prevented, hindered or delayed from or in performing any of its obligations under this Agreement (other than a payment obligation) by a Force Majeure Event, the Affected Party's obligations under this Agreement are suspended while the Force Majeure Event continues and to the extent that the Affected Party is prevented, hindered or delayed. If the Force Majeure Event continues for more than six months, either party may terminate this Agreement by giving not less than 30 calendar days written notice to the other party.

14.2
In this Clause 14, a "Force Majeure Event" means an event beyond the reasonable control of the Affected Party and unknown to the Affected Party at the date of this Agreement including, without limitation, strike, lock-out, labour dispute, act of god, war, riot, civil commotion, malicious damage, compliance with a law or governmental or regulatory order, breakdown or damage to Equipment or Software, malfunctioning of Software, corruption of data, interruption of or delay in transportation, unavailability of or interruption or delay in telecommunications or third party services, inability to obtain raw materials, supplies or power to be used in or equipment needed for provision of the Services (including but not limited to telecommunications systems), fire, flood and storm.

15.   CONFIDENTIALITY

15.1
Each party acknowledges that, in the course of the performance of this Agreement, it may have access to customer information and communications, including proprietary information claimed to be unique, secret, or confidential, and which constitutes the exclusive property and trade secrets of the other party ("Confidential Information"). Except as provided in the AUP, each party agrees to maintain the confidentiality of the Confidential Information and to use the Confidential Information only to the extent necessary for legitimate business uses in connection with this Agreement. Upon request of either party or on termination or expiration of this Agreement, each party shall return the Confidential Information of the other party then in its possession. Nothing in this Agreement shall prohibit or limit either party's use of information which:

  15.1.1
  is now, or hereafter becomes, publicly known or available through lawful means;

  15.1.2
  is rightfully in receiving party's possession, as evidenced by receiving party's records;

  15.1.3
  is disclosed to the receiving party without confidential or proprietary restriction by a third party who rightfully possesses and rightfully discloses the information;

  15.1.4
  is independently developed by the receiving party without any breach of this Agreement;

  15.1.5
  is the subject of a written permission to disclose provided by the disclosing party; or

  15.1.6
  is required to be disclosed by law, court order or request by any government or regulatory authority, provided that, to the extent possible, the disclosing party under this Clause 15.1.6 shall give reasonable notice to the non-disclosing party prior to disclosure in order to allow such party to object to the disclosure.

15.2
The Customer further agrees and acknowledges that NTTE may disclose Customer account information in accordance with NTTE's AUP.

16.   CUSTOMER DATA

16.1
The Customer is solely responsible for all is content residing on NTTE servers, and except as otherwise agreed with NTTE, for the backup and restoration of such content The Customer acknowledges and agrees that the Customer has been provided with information about or has had the opportunity to inquire into the technical and organisational security measures adopted by NTTE (the "NTTE Measures") against unauthorised or unlawful access to, disclosure or processing of, and accidental loss and destruction of or damage to, the Customer data about any identified or identifiable natural person stored on such NTTE servers or that has otherwise been provided to NTTE by the Customer (collectively, "Personal Data"). The Customer further acknowledges and agrees that the Customer is solely responsible for inquiring into the appropriateness and adequacy of the NTTE Measures and that it alone has the information relevant about the type of Personal Data which the Customer controls or processes to make such determination. By entering into this Agreement, Customer confirms and warrants that (having regard to the state of technological development and the cost of implementing any measures) the NTTE Measures ensure a level of security appropriate to:

16.1.1
the level of harm that plight result from such unauthorised or unlawful access to, disclosure or process of or such accidental loss and destruction of or damage to any Personal Data: and

16.1.2
the nature and sensitivity of such Personal Data to be protected.

16.2
The parties will ensure that they will at all times comply with the provisions and obligations imposed by the United Kingdom Data Protection Act 1998 ("the Act") and any subsequent re-enactment or amendment thereof together with all ancillary or subordinate data protection legislation laws applying within either of the European Union or any other jurisdiction. All Personal Data acquired by either party from the other will be returned to the disclosing party and any records of such personal data destroyed on request. Each party will indemnify the other in respect of any loss or damages arising from any unauthorised disclosure of Personal Data. The parties hereby acknowledge that performance of a duty imposed by the Act will not constitute a breach of any obligation in respect of confidentiality, which may be owed to the other party.

17.   INFORMATION PROCESSING AND GLOBAL DATA TRANSFER

17.1
The Customer acknowledges and agrees that NTTE may process and provide other services in connection with the Personal Data and other Customer content stored on NTTE's servers, and that such Personal Data and content may be stored on NTTE's servers and other equipment in the United States and/or in countries or territories outside the European Union, in which data protection laws may not be as comprehensive as in the European Union. Customer further acknowledges and agrees that NTTE may transfer such data and content to, or access such information or data from, the United States and/or other countries or territories outside the European Union in which data protection laws may not be as comprehensive as in the European Union.

18.   NONSOLICITATION

18.1
The Customer undertakes during the term of this Agreement and for three months after its termination not to induce any employee of NTTE to leave employment with NTTE and to commence employment with the Customer.

18.2
In the event that the Customer breaches Clause 18.1, it shall pay NTTE by way of liquidated damages 25% of the first years salary of such employee within 30 calendar days of that employee's commencement of employment with the Customer.

19.   NOTICES

19.1
Any notice required to be given by either party to the other shall be deemed validly given if sent by hand, by facsimile, by e-mail or by prepaid registered letter sent through the post (by airmail if sent overseas), to the other party at its address or facsimile number or email address set out on the Order Form or such other address a facsimile number as may be notified from time to time for this purpose.

19.2
Any notice sent by hand shall be deemed to have been served on delivery; any notice sent by facsimile shall be deemed to have been served when sent (provided a successful transmission report is produced); any notice sent by prepaid registered letter shall be deemed to have been served 48 hours after the time at which it was posted (or seven days if sent by airmail); and any notice sent by e-mail shall be deemed to have been served when sent (provided either confirmation is sent by prepaid registered letter sent by post within 24 hours or receipt is acknowledged). In proving service by hand delivery or by prepaid registered letter, it shall be sufficient to prove that the notice was properly addressed and delivered or posted as the case may be and in proving service by facsimile it shall be sufficient to provide evidence of a successfully completed transmission report to the relevant facsimile number provided such facsimile notice was subsequently confirmed by letter.

19.3
All notices to NTTE hereunder must be made by the primary contact person on the account, who shall, upon such notice, provide to NTTE sufficient Customer identification information.

19.4
In the event that this Agreement is translated into a language other than English, the English language version will prevail.

20.   GOVERNING LAW

20.1
The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of England and Wales and the parties hereby agree to submit to the nonexclusive jurisdiction of the English courts. The parties agree that the UN Convention on contracts for the International Sale of Goods shall not apply to this Agreement

21.   ENFORCEMENT OF AGREEMENT

In the event it is necessary for NTTE to enforce its rights under this agreement, Customer agrees to pay all fees incurred by NTTE (including, but not limited to, legal fees and collection agency fees).

22.   AMENDMENT OR WAIVER

Except as otherwise provided herein, this Agreement may not be amended except upon the written consent of Customer and an officer of NTTE. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder shall not constitute a waiver of the act or condition itself.

23.   ASSIGNMENT AND SEVERABILITY

If any provision (including any part of any provision) of this Agreement shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement shall remain in full force and effect, and the parties hereby agree that such provision shall be interpreted so that the intent and result of the original provision is preserved to the fullest extent permissible by law.

24.   ENTIRE AGREEMENT

This Agreement, and any other document or agreements specifically identified in this Agreement, supersedes all previous representations, understandings or agreements. Nothing in this Agreement shall operate to exclude liability for fraudulent misrepresentation.

25.   SURVIVAL

The rights and obligations of the parties in this Agreement that would by their nature or context be intended to survive the expiration or termination of this Agreement shall so survive.

26.   THIRD PARTY RIGHTS

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

27.   WARRANTIES

27.1
Each party represents and warrants that

27.1.1
the person executing this Agreement has the right, power and authority to execute documents and to contractually bind the executing Party;

27.1.2
it has received all necessary permits, licenses and approvals necessary to provide or use the Services; and

  27.1.3
  it has complied with and does comply with all laws, regulations, orders and statutes which may be applicable to the Party.

27.2
Except as provided in this Clause 27 and as otherwise expressly provided in this Agreement, all warranties and conditions whether express or implied by statute, common law or otherwise (including but not limited to fitness for purpose, quality, condition or durability) are hereby excluded to the extent permitted by law.

SIGNED by /s/ Kenji Sakata	SIGNED by /s/ Nigel Downton
duly authorised to sign for	duly authorised to sign for and on behalf of
NTT EUROPE LIMITED	VISTULA LIMITED

Name: KENJI SAKATA	Name: Nigel Downton
Position: MANAGING DIRECTOR	Position: SVP International Operations

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  Exhibit 10.18
BETWEEN NTT EUROPE LTD -AND- VISTULA LIMITED